Exhibit 10(ii)

RESTRICTED STOCK EQUIVALENT AWARD AGREEMENT

Energizer Holdings, Inc. ("Company"), pursuant to its 2000 Incentive Stock Plan (the "Plan"), grants to __________ ("Recipient") a Restricted Stock Equivalent Award of _____ restricted common stock equivalents ("Equivalents"). This Award Agreement is subject to the provisions of the Plan and to the following terms and conditions:

1.    Vesting; Payment

One-third of the Equivalents granted to Recipient will vest on May 19, 2006, one-third will vest on May 19, 2009, and one-third will vest on May 19, 2012. At such times, each vested Equivalent will convert, at that time, or otherwise as provided herein, into one share of the Company’s $.01 par value Common Stock ("Common Stock"), which will be issued to the Recipient. If Recipient, no later than thirty (30) days from the effective date of this Award Agreement, elects in writing to defer the conversion of Equivalents into shares of Common Stock, the Equivalents will not convert into Common Stock, and shares of Common Stock will not be issued to the Recipient, until the Recipient’s retirement or other termination of employment with the Company. Notwithstanding the above, if, at the time of vesting, the payment to the Recipient would not be deductible compensation for the Company because of the Recipient’s status as one of the five (5) most highly compensated officers of the Company, the Equivalents will not be converted into shares of Common Stock, and payment will not be made to the Recipient, until such time as the payment would be deductible compensation.

2.    Additional Cash Payment

At the time of payment of shares of Common Stock to Recipient, as described in paragraph 1 above, Recipient will also receive an additional cash payment equal to the amount of dividends, if any, which would have been paid on the shares of Common Stock issued to him or her if the Recipient had actually acquired those shares on the date or dates of crediting of his or her Equivalents. No interest shall be included in the calculation of such additional cash payment.

3.    Acceleration

Notwithstanding the provisions of paragraph 1 above, all Equivalents credited to the Recipient will immediately vest, convert into shares of Common Stock and be paid to the Recipient, his or her designated beneficiary, or his or her legal representative, in accordance with the terms of the Plan, in the event of:

(a)    the Recipient’s death;
  a declaration of Recipient’s total and permanent disability;
(c)    Recipient’s retirement following attainment of age 55;
(d)    Recipient’s involuntary termination of employment, other than for cause; or
(e)    a Change of Control of the Company, which for purposes of this Award Agreement shall be deemed to occur when (i) a person, as defined under the U.S. securities laws, acquires beneficial ownership of more than fifty percent (50%) of the outstanding voting securities of the Company; or (ii) the directors of the Company immediately before a business combination between the Company and another entity, or a proxy contest for the election of directors, shall, as a result thereof, cease to constitute a majority of the Board of Directors of the Company (or a successor corporation of the Company).

4.    Forfeiture

All rights in and to any and all Equivalents granted pursuant to this Award Agreement, and to any shares of Common Stock into which they would convert, which have not vested as described in paragraph 1 of this Award Agreement shall be forfeited upon the Recipient’s involuntary termination for cause; voluntary termination of employment prior to attainment of age 55; a determination by the Committee that the recipient engaged in competition with the Company; or a determination by the Committee that the recipient engaged in activity or conduct contrary to the best interests of the Company, as described in the Plan.

5.    Shareholder Rights; Adjustment of Equivalents

Recipient shall not be entitled, prior to the conversion of Equivalents into shares of Common Stock, to any rights as a shareholder with respect to such shares of Common Stock, including the right to vote, sell, pledge, transfer or otherwise dispose of the shares. Recipient shall, however, have the right to designate a beneficiary to receive such shares of Common Stock under this Award Agreement, subject to the provisions of Section V of the Plan. The number of Equivalents credited to Recipient may be adjusted, in the sole discretion of the Nominating and Executive Compensation Committee of the Company’s Board of Directors, in accordance with the provisions of Section VI(F) of the Plan.

8.    Other

The Company reserves the right, as determined by the Committee, to convert this Award Agreement to a substantially equivalent award and to make any other modification it may consider necessary or advisable to comply with any applicable law or governmental regulation, or to preserve the tax deductibility of any payments hereunder.

9.    Effective Date

This Award Agreement shall be deemed to be effective as of the 19th day of May, 2003.

ENERGIZER HOLDINGS, INC.

By:_________________________
J. Patrick Mulcahy
Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED:

____________________________
Recipient

Recipients:
W. Klein
J. McClanathan
J. Lynch
D. Sescleifer
P. Conrad
G. Stratmann